Exhibit 99.2

7681
CSX
How tomorrow moves

# CSX QUARTERLY FINANCIAL REPORT

## THIRD QUARTER 2012

CSX Announces Third Quarter Results

Year-Over-Year Highlights:

•	Operating ratio was 70.5 percent

•	Earnings per share increases to $0.44 per share

•	Employee safety and customer service near all-time record levels

JACKSONVILLE, Fla. - October 16, 2012 - CSX Corporation (NYSE: CSX) today announced third quarter net earnings of $455 million, down 2 percent when compared to the $464 million reported in the same period last year. Despite this decline, the company's earnings per share in the quarter were up 2 percent year-over-year to $0.44 compared to $0.43 in the third quarter last year. The contrast between the changes in net earnings and EPS is reflective of shares repurchased since last year's third quarter.

“CSX continues to respond well to moderating economic conditions and challenges in our domestic coal business,” said Michael J. Ward, chairman, president and chief executive officer. “The company is driving strong safety, customer service and productivity results while building its capabilities for the long term.”

While the company saw strong increases in export coal, intermodal and automotive shipments, total revenue in the quarter declined 2 percent when compared to the same period last year. This decline was driven by overall lower volume levels, a change in the mix of the company's business and lower fuel recovery.

However, strong productivity gains, coupled with adjusting resources throughout the business, allowed the company to offset external headwinds and deliver operating income of $854 million, down 3 percent compared to last year. In addition, the operating ratio performed well, remaining stable at 70.5 percent for the quarter, versus 70.4 percent last year.

Looking forward, CSX still expects earnings growth and margin expansion for the full-year 2012. In addition, the company is still targeting a 65 percent operating ratio by 2015, although this has become more challenging in the current environment.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900
Consolidated Financial Statements........p. 3	read in conjunction with the	Jacksonville, FL 32202	INVESTOR RELATIONS
Operating Statistics...............................p. 10	Company’s most recent	http://www.csx.com	David Baggs
Network Map.........................................p. 11	Annual Report on Form 10-K,		(904) 359-4812
	Quarterly Reports on Form		MEDIA
	10-Q, and any Current		Lauren Rueger
	Reports on Form 8-K.		(877) 835-5279

This earnings announcement, as well as a package of detailed financial information, is contained in the CSX Quarterly Financial Report available on the company's website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

CSX executives will conduct a quarterly earnings conference call with the investment community on October 17, 2012, at 8:30 a.m. Eastern time. Investors, media and the public may listen to the conference call by dialing 1-888-327-6279 (888-EARN-CSX) and asking for the CSX earnings call. (Callers outside the U.S., dial 1-773-756-0199). Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.

CSX Corporation, based in Jacksonville, Fla., is one of the nation's leading transportation companies, providing rail, intermodal and rail-to-truck transload services. The company's transportation network spans approximately 21,000 miles, with service to 23 eastern states, the District of Columbia and two Canadian provinces. CSX's network connects more than 240 short line railroads and more than 70 ocean, river, and lake ports. More information about CSX Corporation and its subsidiaries is available at www.csx.com. Like us on Facebook (http://www.facebook.com/OfficialCSX) and follow us on Twitter (http://twitter.com/CSX).

Forward-looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in millions, except per share amounts)

	Quarters Ended				Nine Months Ended
	Sep. 28, 2012	Sep. 30, 2011	$ Change	% Change	Sep. 28, 2012	Sep. 30, 2011	$ Change	% Change

Revenue	$2,894	$2,963	$(69)	(2)%	$8,872	$8,792	$80	1%
Expense
Labor and Fringe	754	765	11	1	2,268	2,294	26	1
Materials, Supplies and Other	525	562	37	7	1,617	1,649	32	2
Fuel	397	412	15	4	1,251	1,245	(6)	—
Depreciation	268	251	(17)	(7)	788	740	(48)	(6)
Equipment and Other Rents	96	95	(1)	(1)	295	287	(8)	(3)
Total Expense	2,040	2,085	45	2	6,219	6,215	(4)	—

Operating Income	854	878	(24)	(3)	2,653	2,577	76	3

Interest Expense	(138)	(138)	—	—	(421)	(412)	(9)	(2)
Other Income - Net(a)	5	6	(1)	(17)	14	11	3	27
Earnings Before Income Taxes	721	746	(25)	(3)	2,246	2,176	70	3

Income Tax Expense	(266)	(282)	16	6	(830)	(811)	(19)	(2)
Net Earnings	$455	$464	$(9)	(2)%	$1,416	$1,365	$51	4%

Operating Ratio	70.5%	70.4%			70.1%	70.7%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.44	$0.43	$0.01	2%	$1.36	$1.24	$0.12	10%

Average Shares Outstanding, Assuming Dilution (millions)(b)	1,040	1,077			1,044	1,100

Cash Dividends Paid Per Common Share	$0.14	$0.12			$0.40	$0.33

See accompanying Notes to Consolidated Financial Statements on page 6.

CSX Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Sep. 28, 2012	Dec. 30, 2011
ASSETS

Cash, Cash Equivalents and Short-term Investments	$728	$1,306
Other Current Assets	1,665	1,629
Properties - Net	25,932	24,974
Investment in Affiliates and Other Companies	1,195	1,171
Other Long-term Assets	410	393
Total Assets	$29,930	$29,473

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-term Debt	$806	$507
Other Current Liabilities	2,215	2,180
Long-term Debt	8,257	8,734
Deferred Income Taxes	8,018	7,601
Other Long-term Liabilities	1,603	1,983
Total Liabilities	20,899	21,005

Total Shareholders' Equity	9,031	8,468
Total Liabilities and Shareholders' Equity	$29,930	$29,473

See accompanying Notes to Consolidated Financial Statements on page 6.

CSX Corporation

CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(Dollars in millions)

	(Unaudited)
	Nine Months Ended
	Sep. 28, 2012	Sep. 30, 2011
OPERATING ACTIVITIES
Net Earnings	$1,416	$1,365
Depreciation	788	740
Deferred Income Taxes	456	486
Contributions to Qualified Pension Plans	(275)	—
Other-Net	(81)	(6)
Net Cash Provided by Operating Activities	2,304	2,585

INVESTING ACTIVITIES
Property Additions	(1,830)	(1,436)
Purchase of Short-term Investments	(78)	(14)
Proceeds from Sales of Short-term Investments	573	66
Other Investing Activities	10	(17)
Net Cash Used in Investing Activities	(1,325)	(1,401)

FINANCING ACTIVITIES
Long-term Debt Issued	300	600
Long-term Debt Repaid	(481)	(595)
Dividends Paid	(415)	(354)
Shares Repurchased	(500)	(1,564)
Other Financing Activities - Net	27	17
Net Cash Used in Financing Activities	(1,069)	(1,896)

Net Decrease in Cash and Cash Equivalents	(90)	(712)

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	783	1,292
Cash and Cash Equivalents at End of Period	$693	$580

Certain prior year data has been reclassified to conform to the current presentation.

See accompanying Notes to Consolidated Financial Statements on page 6.

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)	Other Income - Net:

	Quarters Ended			Nine Months Ended
(Dollars in millions)	Sep. 28, 2012	Sep. 30, 2011	$ Change	Sep. 28, 2012	Sep. 30, 2011	$ Change
Interest Income	$1	$1	$—	$4	$3	$1
Income from Real Estate Operations	9	6	3	17	14	3
Miscellaneous Expense	(5)	(1)	(4)	(7)	(6)	(1)
Total Other Income - Net	$5	$6	$(1)	$14	$11	$3

b)
Shares Repurchased: During the third quarter of 2012 and 2011, CSX repurchased approximately $200 million, or 9 million shares, and $1 billion, or 46 million shares, respectively, under the Company's previously announced $2 billion share repurchase program.

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended September 28, 2012 and September 30, 2011

	Volume			Revenue			Revenue Per Unit
	2012	2011	% Change	2012	2011	% Change	2012	2011	% Change
Agricultural
Agricultural Products	88	96	(8)%	$220	$234	(6)%	$2,500	$2,438	3%
Phosphates and Fertilizers	80	80	—	123	118	5	1,538	1,475	4
Food and Consumer	25	24	2	67	64	5	2,680	2,667	3
Industrial
Chemicals	118	116	2	424	407	4	3,593	3,509	3
Automotive	100	86	17	270	228	18	2,700	2,651	1
Metals	64	66	(3)	155	155	—	2,422	2,348	3
Housing and Construction
Emerging Markets	107	116	(8)	168	180	(7)	1,570	1,552	1
Forest Products	73	73	—	182	179	2	2,493	2,452	2
Total Merchandise	655	657	—	1,609	1,565	3	2,456	2,382	3

Coal	323	386	(16)	791	957	(17)	2,449	2,479	(1)

Intermodal(a)	622	576	8	399	363	10	641	630	2

Other(a)	—	—	—	95	78	23	—	—	—

Total	1,600	1,619	(1)%	$2,894	$2,963	(2)%	$1,809	$1,830	(1)%

Nine Months Ended September 28, 2012 and September 30, 2011

	Volume			Revenue			Revenue Per Unit
	2012	2011	% Change	2012	2011	% Change	2012	2011	% Change
Agricultural
Agricultural Products	297	314	(5)%	$756	$767	(1)%	$2,545	$2,443	4%
Phosphates and Fertilizers	239	243	(2)	379	373	2	1,586	1,535	3
Food and Consumer	75	76	(1)	202	197	3	2,693	2,592	4
Industrial
Chemicals	355	352	1	1,269	1,214	5	3,575	3,449	4
Automotive	316	262	21	853	673	27	2,699	2,569	5
Metals	203	201	1	489	461	6	2,409	2,294	5
Housing and Construction
Emerging Markets	304	328	(7)	500	504	(1)	1,645	1,537	7
Forest Products	217	212	2	547	514	6	2,521	2,425	4
Total Merchandise	2,006	1,988	1	4,995	4,703	6	2,490	2,366	5

Coal	985	1,159	(15)	2,443	2,794	(13)	2,480	2,411	3

Intermodal(a)	1,851	1,710	8	1,196	1,059	13	646	619	4

Other(a)	—	—	—	238	236	1	—	—	—

Total	4,842	4,857	—%	$8,872	$8,792	1%	$1,832	$1,810	1%

(a) 2011 intermodal revenue has been reduced by $6 million and $18 million for the quarter and nine months ended September 30, 2011, respectively, from what was previously reported to correct for certain interline business and the corresponding intermodal revenue per unit has been reduced for this as well. The offsetting adjustment is reported in other revenue.

CSX Corporation

VOLUME AND REVENUE

Volume declined 1% year-over-year as lower coal shipments were partially offset by the increase in intermodal and automotive volume. Pricing gains drove increases in revenue per unit in nearly all markets. Total revenue for the Company declined 2% year-over-year due to lower volume, lower fuel surcharge recoveries, partially offset by pricing gains.

Merchandise

Agricultural

Agricultural Products - Volume decreased due to lower shipments of corn and ethanol. Corn shipments for animal feed declined as the extreme drought in the Midwest impacted harvest levels and drove corn prices higher. Further contributing to this decline, customers in the Southeast took advantage of a strong local crop which was delivered by truck. Ethanol shipments were lower as a result of a reduction in gasoline demand.

Phosphates and Fertilizers - Fertilizer volume was flat as increased domestic shipments were offset by lower export volume. Domestic shipments increased as some business shifted to rail from barge transportation due to the low river levels. Increased shipments to domestic markets limited the availability of fertilizer for exports.

Food and Consumer - Volume increased due to a larger year-over-year potato crop and increased rail shipments of western apples to replace the weak crop in the Midwest which is typically moved by truck to customers.

Industrial

Chemicals - Volume growth was driven by an increase in plastics shipments to support growth in a broad base of end-use markets including packaging and automotive. Additionally, frac sand and petroleum oil shipments increased from shale drilling related activity.

Automotive - Automotive volume grew as North American light vehicle production increased to meet pent up demand as the average vehicle age in the U.S. reached record highs.

Metals - Scrap volume declined due to lower steel mill utilization rates resulting from decreased demand and falling scrap prices.

Housing and Construction

Emerging Markets - Volume declined due to reduced shipments of salt as inventories remain high due to reduced road application during the previous mild winter. Additionally, waste volume declined due to the conclusion of several remediation projects and an increase of local landfill disposal options that favor truck.

Forest Products - Strength in building products from the slowly-recovering demand for housing and construction was offset by weakness in the paper markets, which continue to be affected by electronic media substitution.
Coal

Shipments of utility coal declined primarily driven by low natural gas prices and utility stockpiles above target levels. This decrease was partially offset by higher export volume driven by increased shipments of U.S. thermal coal primarily to Europe.

Intermodal

Domestic growth was driven by highway-to-rail conversions, the addition of service lanes and growth with existing business partners. International growth was driven by a new customer and growth from expanded service offerings primarily enabled by the Northwest Ohio terminal.

Other

Other revenue increased due to lower volume-based incentives paid to customers and higher revenue from customers who did not meet minimum contractual volumes.

CSX Corporation

EXPENSE
Expenses in the quarter decreased $45 million from last year's third quarter. Significant variances are described below.
Labor and Fringe expense decreased $11 million due to the following:

•	Cycling of prior year expense of $14 million for guarantee payments for a closed facility.

•	Lower crew costs of $7 million due to improvements in network efficiency that generated a reduction of overtime hours and relief crews.

•	Offsetting these decreases:

◦	Inflation-related expenses increased $7 million.

◦	Other related costs increased $3 million.
Materials, Supplies and Other expense decreased $37 million due to the following:

•	Recognition of $30 million of the deferred gain from the November 2011 sale of an operating rail corridor to the state of Florida.

•	Casualty and freight loss expenses decreased $18 million primarily due to improved safety that lowered personal injury claim trends and accident rates.

•	Offsetting these decreases:

◦	Volume-related expenses increased $8 million due to terminal-related costs associated with the growth of intermodal, export coal and automotive businesses.

◦	Inflation and other related expenses increased $3 million.
Fuel expense decreased $15 million primarily due to volume and efficiency, partially offset by a 1% increase in the average price per gallon for locomotive fuel. (See Fuel Statistics table below)
Depreciation expense increased $17 million due to a larger asset base.

FUEL STATISTICS

	Quarters Ended			Nine Months Ended
	Sep. 28, 2012	Sep. 30, 2011	Change	Sep. 28, 2012	Sep. 30, 2011	Change
Estimated Locomotive Fuel Consumption (Millions of gallons)	116.1	121.1	5	366.1	372.2	6.1
Price per Gallon (Dollars)	$3.16	$3.13	$(0.03)	$3.15	$3.07	$(0.08)
Total Locomotive Fuel Expense (Dollars in millions)	$367	$379	$12	$1,153	$1,143	$(10)
Total Non-Locomotive Fuel Expense (Dollars in millions)	30	33	3	98	102	4
Total Fuel Expense (Dollars in millions)	$397	$412	$15	$1,251	$1,245	$(6)

EMPLOYEE COUNTS (Estimated)

	2012	2011	Change
July	32,420	31,497	923
August	32,221	31,651	570
September	31,970	31,843	127

Average(a)	32,204	31,664	540
(a) Average headcount includes employees who are on a furlough retention board which means that they are guaranteed two days of service per week as well as full health and welfare benefits in exchange for remaining available to work when needed.  The average employees with this status was approximately 180 for the third quarter 2012 while there were no employees on average with this status for the quarter last year.  These boards are different than a traditional furlough where an employee does not receive guaranteed minimum weekly service and forfeits health and welfare benefits after a defined period of time without service.

CSX Corporation

OPERATING STATISTICS (Estimated)

	Quarters Ended			Nine Months Ended
	Sep. 28, 2012	Sep. 30, 2011	Improvement (Decline) %	Sep. 28, 2012	Sep. 30, 2011	Improvement (Decline) %
Coal (Millions of Tons)
Domestic
Utility	19.9	28.5	(30)%	57.0	83.4	(32)%
Other	3.0	3.7	(19)	8.3	10.2	(19)
Total Domestic	22.9	32.2	(29)	65.3	93.6	(30)
Export	11.0	8.8	25	38.2	29.8	28
Coke and Iron Ore	2.4	2.3	4	6.8	5.8	17
Total Coal	36.3	43.3	(16)%	110.3	129.2	(15)%

Revenue Ton-Miles (Billions)
Merchandise	31.9	31.7	1%	97.4	97.8	—%
Coal	17.4	19.2	(9)	51.6	57.9	(11)%
Intermodal	6.3	5.3	19	18.3	16.2	13%
Total	55.6	56.2	(1)%	167.3	171.9	(3)%

Gross Ton-Miles (Billions)
Total Gross Ton-Miles	101.4	103.4	(2)%	310.4	315.1	(1)%
(Excludes locomotive gross ton-miles)

Safety and Service Measurements
FRA Personal Injury Frequency Index	0.70	1.07	35%	0.71	0.93	24%
(Number of FRA-reportable injuries per 200,000 man-hours)
FRA Train Accident Rate	1.94	1.99	3%	2.01	2.30	13%
(Number of FRA-reportable train accidents per million train miles)

On-Time Train Originations	90%	72%	25%	89%	68%	31%
On-Time Destination Arrivals	80%	61%	31%	78%	59%	32%

Dwell (Hours)	23.2	25.5	9%	23.5	26.0	10%
Cars-On-Line	188,907	204,649	8%	191,104	208,518	8%

Train Velocity (Miles per hour)	22.6	20.6	10%	22.5	20.3	11%

Resources			Increase %
Route Miles	21,007	21,043	—%
Locomotives (Owned and long-term leased)	4,164	4,069	2%
Freight Cars (Owned and long-term leased)	70,368	67,289	5%

Syracuse
Selkirk
Buffalo
Detroit
Chicago
Stanley
Walbridge
Cleveland
Willard
Greenwich
Cumberland
Curtis Bay
Locust Point
Avon
Columbus
Cincinnati
Russell
Evansville
Louisville
Richmond
Erwin
Rocky Mount
Nashville
Hamlet
Florence
Birmingham
Atlanta
Charleston
Montgomery
E. Savannah
Waycross
Mobile
Jacksonville
New Orleans
Tampa
Major Terminals
I-90 Corridor
I-95 Corridor
Southeastern Corridor
Coal Network
CSX Rail Network